Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2016, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Marten Transport, Ltd. and subsidiaries on Form 10-K for the years ended December 31, 2015 and 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Marten Transport, Ltd. on Forms S-8 (File No. 333-204386, File No. 333-128168 and File No. 333-81494).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 11, 2016